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Exhibit (a)(2)

MICROVISION, INC.
OPTION EXCHANGE ELECTION FORM

        Instructions: Complete this form, sign it, and fax it to the Microvision Options Desk at (425) 481-1625 or deliver it to Microvision, Inc., 19910 North Creek Parkway, Bothell, WA 98011-3008, as soon as possible, but in any event, BEFORE 5:00 P.M., PACIFIC TIME, ON DECEMBER 9, 2002.

        Name of Optionee (please print) :

        I am an employee of Microvision, Inc. ("Microvision" or the "Company") or Lumera Corporation ("Lumera"). I have received the Offer to Exchange dated November 1, 2002, which is incorporated herein by reference. I acknowledge that I may cancel any eligible options or portion of an eligible option that were granted to me with under the Microvision, Inc. 1993 Stock Option Plan (the "1993 Plan") or 1996 Stock Option Plan (the "1996 Plan" and, collectively with the 1993 Plan, the "Plans") or granted outside the Plans (the "Non-Plan Grants"). An "eligible option" is an option to purchase common stock of Microvision granted under the Plans or in the Non-Plan Grants that (i) has an exercise price greater than $10.00 per share, excluding options granted as part of the Company's special ongoing option grant made on October 24, 2001 with an exercise price of $15.00 per share or (ii) was granted under a prior options policy with expiring terms less than eight years and expiring on or before May 30, 2003 ("Expiring Options"). Except for options granted on or after May 1, 2002, I may cancel specific tranches of an option or portions of a specific tranche and not the entire option, where a tranche is defined as a grant or subgrant of options with a specific vesting date.

        I ALSO ACKNOWLEDGE THAT IF I CHOOSE TO PARTICIPATE IN THIS OFFER, I MUST ALSO EXCHANGE IN FULL ANY STOCK OPTION GRANTED TO ME ON OR AFTER MAY 1, 2002, IF I RECEIVED ANY SUCH OPTION.

        For each eligible option accepted and cancelled, the Company will grant a "new option" exercisable for the number of shares, subject to adjustments for stock splits, stock dividends and other similar events, equal to the number of shares that were subject to the cancelled option multiplied by an exchange ratio, determined according to the cancelled option's exercise price as shown on the table below. In addition, the Company's Chief Executive Officer, President and Chief Financial Officer will, with respect to certain options, have a lower exchange ratio that other employees. This means that the new options that they receive will be exercisable for fewer shares than a comparable option held by any other employee.

	Exchange Ratio
Exercise Price Ranges*	CEO, President and CFO	All Other Employees
>$40.00	0.25	0.25
$30.01 - $40.00	0.47	0.60
$20.01 - $30.00	0.65	0.70
$15.01 - $20.00	0.75	0.80
$10.01 - $15.00	1.00	1.00

*
All Expiring Options will have an exchange ratio of 1.00.

        The Company will not issue any new options exercisable for fractional shares. Instead, if the exchange conversion yields a fractional number of shares, the Company will round up (.50 or over) or down (.49 or under) to the nearest whole number of shares with respect to each option.

        Subject to the terms and conditions of the Offer to Exchange, I will be granted my new option on the date that is not sooner than six months and one day following the date the Company cancels the option(s) I tendered for exchange, provided that I am still employed by the Company or Lumera on that date. The new option will have a 10-year term, except that new options issued in exchange for Expiring Options will have a five-year term, which will start on the grant date of the new option(s).

        The exercise price of the new options will be equal to the greater of (i) the closing price of our common stock on the Nasdaq National Market on the day of the grant date of the new options or (ii) $7.00 per share. I acknowledge that the Company can not provide any assurance as to the price of our common stock on the grant date or at any time in the future as the market price for our stock may fluctuate significantly.

        Each new option issued upon exchange of an Expiring Option will be fully vested. All other new options will vest such that two-thirds will vest on the same schedule as the cancelled option and one-sixth will vest on each of the first and second anniversary of the grant date; provided, however, that (i) no shares issuable under a new option will vest earlier than they would have vested under the cancelled option and (ii) no shares issuable under a new option granted to a non-exempt employee will vest earlier than six months after the grant of the new options.

        I acknowledge that, unless I have an employment agreement with the Company or Lumera, my employment with Microvision or Lumera is on an at-will basis and that nothing in the Offer to Exchange modifies or changes that, and that if my employment with Microvision or Lumera is terminated by me, Microvision or Lumera voluntarily, involuntarily, or for any reason or no reason, before the new options are granted, I will not have a right to any stock option that was previously cancelled, and I will not have a right to the grant that would have been issued on the new option grant date.

        I also acknowledge that except for the exercise price, option term, and the vesting period, the terms and conditions of my new option(s) will be substantially similar as those of any cancelled options.

        I FURTHER ACKNOWLEDGE THAT I WILL NOT BE ELIGIBLE TO RECEIVE ADDITIONAL MICROVISION STOCK OPTIONS UNTIL THE GRANT DATE OF THE NEW OPTIONS.

        I acknowledge that participating in the Offer does carry considerable risk, and there are no guarantees of our future stock performance. I acknowledge that the stock price could increase after the date my tendered options are cancelled, in which case my cancelled options might have been worth more than the replacement options received in exchange for them. I acknowledge that if my employment with Microvision or Lumera terminates for any reason, including death or disability, prior to the grant of the replacement option, I will receive neither a replacement option nor the return of my cancelled option.

        I recognize that, under certain circumstances stated in the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any options elected for exchange.

        I have reviewed the attached summary of my options. I hereby give up my entire ownership interest in each option or tranche of an option listed on the attached option summary, and I acknowledge that they will become null and void on the date the Company accepts my options for exchange. I acknowledge that this election is entirely voluntary. I ALSO ACKNOWLEDGE THAT I WILL BE UNABLE TO REVOKE THIS OPTION EXCHANGE ELECTION FORM AFTER 5:00 P.M., PACIFIC TIME, ON DECEMBER 9, 2002 EXCEPT THAT IF THE COMPANY HAS NOT ACCEPTED MY TENDERED OPTIONS FOR EXCHANGE BY 9:00 P.M. PACIFIC TIME ON JANUARY 2, 2003, I MAY WITHDRAW MY TENDERED OPTIONS AT ANY TIME AFTER 9:00 P.M. PACIFIC TIME ON JANUARY 2, 2003.

        I HEREBY ELECT TO CANCEL THE OPTIONS OR PORTIONS OF AN OPTION LISTED ON THE ATTACHED SUMMARY.

Signature of Optionee	Date

Name of Optionee (please print)

☐  Yes, I wish to tender for exchange each of the options specified below (and on any additional sheets which I have attached to this form):

Grant Number	Grant Date	Vest Date	Exercise Price	Total Number of Options Eligible	Number of Options to Cancel

☐  I have attached an additional sheet listing my name and any additional grants I wish to cancel.

I acknowledge that all of these options will be irrevocably cancelled on December 10, 2002, if the Company (i) accepts the options tendered by me or (ii) does not extend the offer.

Employee Signature

Employee Name (Please Print)

Date and Time:                          , 2002              :            .m., Pacific Time

RETURN TO THE MICROVISION OPTIONS DESK NO LATER THAN 5:00 P.M., PACIFIC TIME, ON DECEMBER 9, 2002 VIA FACSIMILE AT (425) 481-1625 OR HAND DELIVERY. MICROVISION WILL CONFIRM RECEIPT.

CONFIRMATION OF RECEIPT BY OPTIONS DESK:
Signature

Date and Time

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MICROVISION, INC. OPTION EXCHANGE ELECTION FORM